Exhibit (g-7)

AMENDMENT TO CUSTODIAN AGREEMENT

THIS AMENDMENT to Custodian Agreement (this “Amendment”) is dated effective as of January 18, 2023 by and between each of the management investment companies (each, the “Fund”) set forth on Exhibit 1 hereto registered with the Securities and Exchange Commission under the Investment Company Act of 1940 acting on behalf of their respective series or portfolios thereof, if any (each a “Portfolio”) and Brown Brothers Harriman & Co. (“BBH&Co.”).

Reference is made to the Custodian Agreement dated as of February 29, 2008 by and between the Fund and BBH&Co., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendment to the Agreement

The Agreement is hereby amended by deleting the existing Exhibit 1 to the Agreement and replacing it with the updated Exhibit 1 attached hereto.

B.	Miscellaneous

1.

Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. The Fund hereby ratifies and affirms all terms and provisions of the Agreement, as amended hereby.

2.	This Amendment shall be governed in accordance with the terms set forth in Section 13.4 of the Agreement.

3.	This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO.	Each of the Management Investment Companies
set forth on Exhibit 1 hereto acting on behalf of
their respective Portfolios thereof, if any

By: /s/ Hugh Bolton	By: /s/ Tina Payne
Name: Hugh Bolton	Name: Tina Payne
Title: Managing Director	Title: Chief Compliance Officer, Chief Legal
Officer, Secretary

Exhibit 1

to

Custodian Agreement dated February 29, 2008

Revised Effective: January 18, 2023

The Alger Funds

.   Alger Small Cap Growth Fund

.   Alger Mid Cap Growth Fund

.   Alger International Focus Fund

.   Alger Capital Appreciation Fund

.   Alger Health Sciences Fund

.   Alger Small Cap Focus Fund

.   Alger Mid Cap Focus Fund

.   Alger Weatherbie Specialized Growth Fund

.   Alger Growth & Income Fund

.   Alger 35 Fund

.   Alger Weatherbie Enduring Growth Fund

The Alger Institutional Funds	. Alger Small Cap Growth Institutional Fund . Alger Mid Cap Growth Institutional Fund . Alger Focus Equity Fund . Alger Capital Appreciation Institutional Fund

The Alger Funds II	. Alger Spectra Fund . Alger Responsible Investing Fund . Alger Dynamic Opportunities Fund . Alger Emerging Markets Fund

The Alger Portfolios

.   Alger Small Cap Growth Portfolio

.   Alger Mid Cap Growth Portfolio

.   Alger Large Cap Growth Portfolio

.   Alger Balanced Portfolio

.   Alger Capital Appreciation Portfolio

.   Alger Growth & Income

.   Alger Weatherbie Specialized Growth Portfolio

Alger Global Focus Fund
The Alger ETF Trust	. Alger Mid Cap 40 ETF . Alger 35 ETF . Alger Weatherbie Enduring Growth ETF

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